Exhibit 99.7

Bitcoin Depot Inc. 3343 Peachtree Rd NE Suite 750 Atlanta, GA, 30326 678-435-9604 Bitcoindepot.com

BITCOIN DEPOT INC.

2023 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan, as amended from time to time (the “Plan”), Bitcoin Depot Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of restricted stock units (the “Restricted Stock Units”) set forth below. This award of Restricted Stock Units (this “Award”) is subject to the terms and conditions set forth herein and in the Performance-Based Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), the vesting conditions applicable to the Restricted Stock Units attached hereto as Exhibit B and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Type of Award:	Restricted Stock Units

Participant:	[•]

Date of Grant:	[•]

Target Number of Restricted Stock Units:	[•] (“Target Restricted Stock Units”)

Vesting Schedule:	Subject to Section 2(b) of the Agreement, the Plan and the other terms and conditions set forth herein, the number of Restricted Stock Units that are earned and become vested on each Certification Date (as defined in Exhibit B) will be determined in accordance with Exhibit B, subject to the Participant’s continued employment with the Company or an Affiliate from the Date of Grant through the Certification Date.

By signing below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice, and have had an opportunity to obtain the advice of counsel prior to executing this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations arising under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf), facsimile counterparts or similar means of electronic delivery), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Notwithstanding any provision of this Grant Notice or the Agreement, if you have not executed and delivered to the Company this Grant Notice within 60 days following the Date of Grant, then this Award will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

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IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.

BITCOIN DEPOT INC.
By:
Name:
Title:

PARTICIPANT

Name: [•]

SIGNATURE PAGE TO

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE

EXHIBIT A

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance-Based Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Bitcoin Depot Inc., a Delaware corporation (the “Company”), and [•] (the “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.

1. Award. In consideration of the Participant’s past and/or continued employment with, or service to, the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of Restricted Stock Units set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each Restricted Stock Unit represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the Restricted Stock Units have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Shares or other payments in respect of the Restricted Stock Units. Prior to settlement of this Award, the Restricted Stock Units and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2. Vesting of Restricted Stock Units.

(a) Except as otherwise set forth in this Section 2, the Restricted Stock Units shall vest in accordance with the vesting schedule set forth in the Grant Notice. Upon the Participant’s Termination of Service prior to the vesting of all of the Restricted Stock Units, except as may be otherwise provided by the Committee or as set forth in a written agreement between the Participant and the Company or any Affiliate, all unvested Restricted Stock Units and Dividend Equivalent Rights (and all rights arising from such Restricted Stock Units and Dividend Equivalent Rights and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

(b) Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, subject to Section 10:

(i) in the event of a Change in Control in which the surviving entity (together with its affiliates, the “Surviving Entity”) assumes the Award or substitutes a similar award under the Surviving Entity’s equity compensation plan on the same terms and conditions as the Award, such portion that is assumed or substituted shall not vest solely as a result of the occurrence of the Change in Control; provided, that, if, within 24 months following the date on which such Change in Control occurs, the Participant incurs a Termination of Service without Cause or the Participant resigns for Good Reason, the Award or any substitute award shall become immediately vested. Awards that vest based on performance shall be settled at the greater of (A) the target level of performance as set forth in this Agreement and (B) the actual performance achieved, measured and calculated as of the date of the Change in Control pursuant to a shortened Performance Period (as defined in Exhibit B) ending on the occurrence of the Change in Control. For purposes of the immediately preceding sentence, a Participant shall not be considered to have resigned for Good Reason unless the Participant is covered by a severance plan of the Company or an Affiliate or is party to an employment, severance or similar agreement with the Company or an Affiliate, in each case, that includes provisions in which the Participant is permitted to resign for Good Reason; and

(ii) upon a Change in Control in which outstanding Awards are not assumed or substitute awards are not granted by the Surviving Entity as provided in Section 2(b)(i) above, the Award shall become immediately vested, with performance-based Awards deemed earned at the greater of (A) the target level of performance as set forth in this Agreement and (B) the actual performance achieved, measured and calculated as of the date on which the Change in Control pursuant to a shortened Performance Period ending on the occurrence of the Change in Control.

3. Dividend Equivalent Rights. In the event that the Company declares and pays a regular dividend in respect of its outstanding Shares (which, for clarity, does not include any extraordinary dividend) and, on the record date for such dividend, the Participant holds Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount equal to the dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of Shares equal to the number of Restricted Stock Units held by the Participant that have not been settled as of such record date (the “Dividend Equivalent Rights”). The Dividend Equivalent Rights will be settled within 60 days after the underlying Restricted Stock Unit vests. For purposes of clarity, if any of the Restricted Stock Units are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalent Rights, if any, accrued with respect to such forfeited Restricted Stock Units. No interest will accrue on the Dividend Equivalent Rights between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalent Rights.

4. Settlement of Restricted Stock Units. As soon as administratively practicable following the vesting of Restricted Stock Units pursuant to Section 2, but in no event later than 60 days after such vesting date, the Company shall deliver to the Participant a number of Shares equal to the number of Restricted Stock Units subject to this Award. All Shares issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of Shares shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

5. Restrictive Covenants. Notwithstanding any provision in this Agreement or the Plan to the contrary, in the event the Committee determines that the Participant has failed to abide by the provisions of any confidentiality, non-competition or non-solicitation covenant in any agreement by and between the Company or any Affiliate and the Participant, then all Restricted Stock Units that have not been settled as of the date of such determination (and all rights arising from such Restricted Stock Units and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.

6. Tax Withholding.

(a) To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local and/or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company regarding the payment of all income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of this Award, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares that are not subject to any pledge or other security interest, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of Shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Shares, the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a Share required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. The Company shall not be obligated to deliver any Shares or make any payment to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative has paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the compensation income or wages of the Participant resulting from the receipt, vesting or settlement of this Award or any other taxable event related to this Award.

(b) The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying Shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant is ultimately liable and responsible for all taxes owed in connection with this Award, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with this Award. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of this Award or the subsequent sale of Shares. The Company and its Affiliates do not commit and are under no obligation to structure this Award to reduce or eliminate the Participant’s tax liability. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7. Non-Transferability. During the lifetime of the Participant, the Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Restricted Stock Units have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Restricted Stock Units nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

8. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the Shares to be issued or (b) in the opinion of legal counsel to the Company, the Shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

9. Rights as a Shareholder. The Participant shall have no rights as a shareholder of the Company with respect to any Shares that may become deliverable hereunder unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

10. Execution of Receipts and Releases. Any issuance or transfer of Shares or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to vested Restricted Stock Units.

11. No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company, any Affiliate or any other entity, or affect in any way the right of the Company, any Affiliate or any other entity to terminate such employment or other service relationship at any time. Unless otherwise provided in a written employment or service agreement or by applicable law, the Participant’s employment by or service with the Company, any Affiliate or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Company, any Affiliate or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment or service, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes. The grant of the Restricted Stock Units is a one-time benefit that was made at the sole discretion of the Company and does not create any contractual or other right to receive awards or benefits in the future in lieu of awards in the future, including any adjustment to wages, overtime, benefits or other compensation. Any future Awards will be granted at the sole discretion of the Company.

12. Legal and Equitable Remedies. The Participant acknowledges that a violation or attempted breach of any of the Participant’s covenants and agreements in this Agreement will cause such damage as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the parties hereto agree that the Company and its Affiliates shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining the Participant or the affiliates, partners or agents of the Participant from such breach or attempted violation of such covenants and agreements, as well as to recover from the Participant any and all costs and expenses sustained or incurred by the Company or any Affiliate in obtaining such an injunction, including reasonable attorneys’ fees. The parties to this Agreement agree that no bond or other security shall be required in connection with such injunction. Any exercise by either of the parties to this Agreement of its rights pursuant to this Section 12 shall be cumulative and in addition to any other remedies to which such party may be entitled.

13. Notices. All notices and other communications under this Agreement shall be in writing. Such notices or other communications shall be effectively delivered if sent by registered or certified mail (a) in the case of the Company, to the Company at its principal executive offices and (b) in the case of the Participant, at the Participant’s last known address on file with the Company.

14. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

15. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

16. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Stock Units granted hereby; provided, however, that (a) the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is made under this Agreement or any severance plan of the Company or any Affiliate in which the Participant participates as of the date a determination is made under this Agreement; and (b) the terms of this Agreement and Exhibit B are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company or any Affiliate and the Participant with respect to confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement and other restrictive covenants. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially impairs the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

17. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

18. Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with the Participant, and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or any other Applicable Law.

19. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN, EXCLUSIVE OF THE CONFLICT OF LAWS PROVISIONS OF DELAWARE LAW.

20. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

21. Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including Exhibit B, and not to any particular provision of this Agreement. All references herein to Sections and Exhibit B shall, unless the context requires a different construction, be deemed to be references to the Sections and Exhibit B of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

22. Section 409A. This Award is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Committee determines that this Award (or any portion thereof) may be subject to Section 409A of the Code, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Award to either be exempt from the application of Section 409A of the Code or comply with the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the Restricted Stock Units provided under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

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EXHIBIT B

PERFORMANCE-VESTING CONDITIONS

This Exhibit B sets forth the performance vesting conditions and methodology applicable to the Restricted Stock Units. Subject to the terms and conditions set forth in the Grant Notice, the Agreement and the Plan, the portion of the Target Restricted Stock Units subject to this Award that become vested during the Performance Period, if any, will be determined on the date of the Committee’s certification of the achievement of the performance criteria in accordance with this Exhibit B, which will be April 1, 2024 (such date of certification, the “Certification Date”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Grant Notice, the Agreement or the Plan.

A. Definitions

“Adjusted EBITDA” means, with respect to the Performance Period, the Company’s consolidated earnings before interest, taxes, depreciation and amortization, as calculated by the Committee, all as determined in accordance with U.S. generally accepted accounting principles consistently applied, as adjusted. In connection with any Adjusted EBITDA determination required hereunder, the Committee may exclude, or adjust to reflect, the impact of any event or occurrence that the Committee determines in its sole discretion should be appropriately excluded or adjusted, including (A) restructurings, discontinued operations, extraordinary items or events (including acquisitions and divestitures), and other unusual or non-recurring charges (including expenses incurred with acquisitions and divestitures, and expenses associated with compensatory equity grants), (B) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (C) losses incurred as a result of any goodwill impairment or (D) a change in tax law or accounting standards required by U.S. generally accepted accounting principles.

“Eligible Restricted Stock Units” the Target Restricted Stock Units.

“Performance Period” shall mean the period between January 1, 2023 and December 31, 2023.

“Target Adjusted EBITDA” means the target level of Adjusted EBITDA established by the Committee in its sole discretion no later than 60 days following the beginning of the Performance Period or, if later, the Date of Grant.

B. Vesting Requirements

I. General

As soon as administratively practicable following the end of the Performance Period, the Committee shall determine the Adjusted EBITDA and the Eligible Restricted Stock Units (if any) shall become vested in accordance with the following table if the Company achieves Adjusted EBITDA equal to or greater than 75% of the Target Adjusted EBITDA for the prior fiscal year, subject to the Participant’s continued employment with the Company or an Affiliate from the Date of Grant through the Certification Date.

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Performance Vesting Schedule
Percentage of Target Adjusted EBITDA Achieved	Percentage of Target Eligible Restricted Stock Units That Vest
115% or greater	125%
110%	115%
105%	110%
100%	100%
95%	90%
90%	80%
85%	75%
80%	60%
75%	50%
Less than 75%	0%

II. Calculation of Vesting

To the extent that the Adjusted EBITDA for the Performance Period is between two Target Adjusted EBITDA thresholds listed in the table above, the portion of the Eligible Restricted Stock Units that shall vest shall be determined using the lower of such Target Adjusted EBITDA thresholds; provided that the maximum portion of the Eligible Restricted Stock Units that may vest based on the achievement of Adjusted EBITDA shall not exceed 125% of the Eligible Restricted Stock Units; provided, further, that if the Adjusted EBITDA for the Performance Period is less than 75% of the Target Adjusted EBITDA, then no portion of the Eligible Restricted Stock Units shall vest.

C. Certification of Performance Vesting

On the Certification Date, the Committee shall certify the Adjusted EBITDA for the Performance Period and, based on such Adjusted EBITDA, the percentage of the Eligible Restricted Stock Units that vest shall be determined in accordance with Section B(I) of this Exhibit B.

The portion of the Eligible Restricted Stock Units that do not become vested on the applicable Certification Date shall be forfeited and cancelled for no consideration. The portion of the Eligible Restricted Stock Units that become vested pursuant to this Exhibit B shall vest on the Certification Date and be settled in accordance with the Grant Notice and the Agreement.

Consistent with the terms of the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the terms of the Plan or the Agreement, including this Exhibit B shall be within the sole discretion of the Committee, and shall be final, conclusive, and binding upon all persons.

B-2